                                                                Exhibit 19.1




To Our Stockholders, Customers, and Employees

     The first quarter of 2003 was adversely effected by exceptionally cold weather conditions, which slowed product deliveries. In addition, margins in our copper tube business remained depressed. The combination of these factors, together with market pressures, resulted in a disappointing quarter. However, we believe volume will pick up in the second quarter as the prime construction season gets underway.

     Net earnings for the first quarter of 2003 were $3.9 million, or 11 cents per diluted share, compared to $17.9 million, or 48 cents per diluted share, for the first quarter of 2002.

     Net sales for the first quarter were $232.0 million, a decrease of 6.9 percent from sales of $249.1 for the same quarter of 2002. We shipped 166.6 million pounds of product, compared with 181.5 million pounds for the same quarter last year.

     Mueller's financial condition is strong. At the end of the quarter, our cash position is $194.9 million, which is more than $5.00 per outstanding share. Our debt-to-total capitalization is virtually nil and, in fact, we currently have no net debt as cash on hand substantially exceeds total debt. Moreover, our current ratio is an impressive 5.1 to 1. In these uncertain times, Mueller's financial strength allows us to focus on our business, and make decisions based on merit rather than expediency.

     During the first quarter of 2003, Mueller acquired additional shares of Conbraco Industries, Inc., and we are now its largest shareholder at 34 percent. Conbraco manufactures flow control products, including Apollo ball valves, butterfly valves, and other products for commercial and industrial applications. We are working with Conbraco's management to achieve mutual benefits for our companies.

     The housing industry continues to be a bright spot in our national economy. Building permits, which are an excellent indicator of future business, remain high and are tracking the pace of 2002. Recently, consumer confidence dipped and the national job market was noticeably weaker. We are carefully monitoring these and other factors; but, it is significant that mortgage rates remain very attractive and that may enable the housing industry to have another good year in 2003.

     Our Annual Stockholders' Meeting will be held at Mueller's headquarters in Memphis, Tennessee on May 1, 2003. You should have already received the notice of the meeting as well as proxy material and the 2002 Annual Report. We hope you can attend but, if you cannot, we urge you to sign and return your proxy card.

Sincerely,

/s/Harvey L. Karp
Harvey L. Karp
Chairman of the Board

/s/William D. O'Hagan
William D. O'Hagan
President and Chief Executive Officer

April 15, 2003

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's SEC filings.

                          MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                                               For the Quarter Ended
                                        March 29, 2003          March 30, 2002
                                                     (Unaudited)
Net sales                                $   232,022             $   249,053

Cost of goods sold                           191,915                 191,806
Depreciation and amortization                  9,740                   9,076
Selling, general, and
   administrative expense                     23,296                  21,981
                                          ----------              ----------
Operating income                               7,071                  26,190
Nonoperating income, net                          39                     958
                                          ----------              ----------
Income from continuing operations
  before income taxes                          7,110                  27,148
Income tax expense                            (2,650)                 (9,283)
                                          ----------              ----------

Income from continuing operations              4,460                  17,865
(Loss) income from discontinued
  operations, net of tax                        (539)                     71
                                          ----------              ----------

Net income                               $     3,921             $    17,936
                                          ==========              ==========

Basic earnings (loss) per share:
   Weighted average shares
     outstanding                              34,257                  33,506
                                          ==========              ==========
     From continuing operations          $      0.13             $      0.54
     From discontinued operations              (0.02)                      -
                                          ----------              ----------
Basic earnings per share                 $      0.11             $      0.54
                                          ==========              ==========

Diluted earnings (loss) per share:
   Weighted average shares
     outstanding plus assumed
     conversions                              36,771                  37,329
                                          ==========              ==========
     From continuing operations          $      0.12             $      0.48
     From discontinued operations              (0.01)                      -
                                          ----------              ----------
Diluted earnings per share               $      0.11             $      0.48
                                          ==========              ==========

                          MUELLER INDUSTRIES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)
                                        March 29, 2003       December 28, 2002
                                                     (Unaudited)
Assets

Cash and cash equivalents                $   194,915             $   217,601
Accounts receivable, net                     142,397                 132,427
Inventories                                  144,890                 142,953
Other current assets                           6,744                   7,366
                                          ----------              ----------

     Total current assets                    488,946                 500,347

Property, plant, and equipment, net          348,356                 352,469
Other assets                                 143,336                 135,131
                                          ----------              ----------
                                         $   980,638             $   987,947
                                          ==========              ==========

Liabilities and Stockholders' Equity

Current portion of long-term debt        $     3,711             $     4,161
Accounts payable                              35,950                  41,004
Other current liabilities                     55,580                  61,186
                                          ----------              ----------

     Total current liabilities                95,241                 106,351

Long-term debt                                13,333                  14,005
Other noncurrent liabilities                 113,783                 113,647
                                          ----------              ----------

     Total liabilities                       222,357                 234,003

Minority interest in subsidiaries                459                     421

Stockholders' equity                         757,822                 753,523
                                          ----------              ----------

                                         $   980,638             $   987,947
                                          ==========              ==========











                                     -4-